Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANSTAR REPORTS FIRST QUARTER 2007 RESULTS

New York, NY — May 8, 2007 - Advanstar Communications, Inc. (“Advanstar”), a leading worldwide media company providing integrated marketing solutions for the Fashion & Licensing, Life Sciences, and Powersports industries, today reported operating results for the first quarter ended March 31, 2007.

First Quarter 2007 Overview

Joe Loggia, President and CEO of Advanstar said, “We are pleased with our results, which exceeded our expectations for the quarter.  We continue to successfully execute our strategy and achieved solid increases in revenue and adjusted EBITDA.  Our pending sale to Veronis Suhler Stevenson is progressing as planned and we continue to expect the transaction to close in the second quarter of 2007.”

The following table summarizes Advanstar’s performance for the first quarter ended March 31, 2007 and 2006:

(in thousands of dollars)	Quarter Ended
	March 31,
	2007	2006	% Change

Revenue	$110,708	$106,578	4%
Operating income (1)	40,749	30,599	33%
Net income (1)	24,784	15,076	64%
Operating cash flow	(22,157)	13,841	-260%
Adjusted EBITDA (2)	45,273	41,666	9%

(1)             First quarter 2006 results include a restructuring charge of $2.4 million related to the relocation of our New York office to new leased office space.

(2)             A reconciliation of the differences between this non-GAAP financial measure and the most directly comparable GAAP measure can be found at the end of this press release.

First Quarter 2007 Results

Revenue in the first quarter of 2007 increased 4% to $110.7 million from $106.6 million in the first quarter of 2006.  The increase is due largely to 10% growth in the Fashion & Licensing segment as we continue to expand our MAGIC Marketplace and 4% growth in the Powersports & Automotive segment. These gains were partially offset by a 5% decline in the Life Sciences segment.  Contribution margin for the first quarter of 2007 grew 8% in the Fashion & Licensing segment and 6% in the Powersports segment compared to the first quarter of 2006.  Despite a decrease in revenue, contribution margin in the Life Sciences segment grew 14%.

Adjusted EBITDA in the first quarter of 2007 increased 9% to $45.3 million from $41.7 million in the first quarter of 2006.  This increase is due primarily to revenue growth as well as improved operating efficiencies.  Adjusted EBITDA is a non-GAAP measure defined at the end of this release.

Operating income for the first quarter of 2007 improved to $40.7 million from $30.6 million in the first quarter of 2006.  This improvement is primarily due to the 4% revenue increase and a decline in amortization expense for certain intangible assets which were fully amortized in the fourth quarter of 2006.  Operating income for the first quarter of 2006 includes $2.4 million of restructuring charges related to the relocation of our New York office to new leased office space.

Cash used in operations was $22.2 million in the first quarter of 2007 compared to cash provided by operations of $13.8 million in the same quarter of 2006.  The decline in operating cash flow is primarily due to a first quarter 2007 payment of $28.0 million for the settlement of a future contingent earn-out for the Project tradeshow acquisition.

Net income for the first quarter of 2007 was $24.8 million compared to $15.1 million for the first quarter of 2006.  This increase is primarily due to the increase in operating income discussed above.

First Quarter Segment Operating Summary

The following table summarizes the quarterly segment operating results:

(in thousands of dollars)	Revenue			Contribution Margin (1)
	Quarter Ended			Quarter Ended
	March 31,		%	March 31,		%
	2007	2006	Change	2007	2006	Change

Life Sciences	$33,155	$35,038	-5%	$11,532	$10,093	14%
Fashion & Licensing	52,932	48,128	10%	31,306	28,875	8%
Powersports & Automotive	22,000	21,145	4%	11,169	10,526	6%
Other	2,621	2,267	16%	858	1,098	-22%

(1)             Contribution margin is defined as revenue less cost of production; selling, editorial and circulation costs including stock option expense; and certain allocated general and administrative costs.

Life Sciences:

Revenue from Life Sciences in the first quarter of 2007 decreased 5% from the first quarter of 2006. The decrease is primarily due to timing shifts of custom projects which will be completed later in the year. Despite the decline in revenue, contribution margin from Life Sciences for the first quarter of 2007 increased 14%.  The growth was primarily due to strong performances in our veterinary and dental publications.

Fashion & Licensing:

Revenue and contribution margin from Fashion & Licensing in the first quarter of 2007 increased 10% and 8%, respectively, from the first quarter of 2006.  The revenue and contribution margin growth were driven primarily by the expansion of our Las Vegas MAGIC Marketplace.

Powersports:

Revenue and contribution margin from Powersports & Automotive in the first quarter of 2007 increased 4% and 6%, respectively, from the first quarter of 2006.  The increases were primarily driven by growth in our IMS Tour and Dealer Expo.

Other:

Revenue from Other increased 16% in the first quarter of 2007, due primarily to our European operations. Contribution margin declined 22% primarily from investments in the development of our e-media product offerings.

General and Administrative:

General and administrative costs in the first quarter of 2007 increased 6% to $10.7 million from $10.1 million in the first quarter of 2006, primarily due to increased employee medical expenses.

Conference Call

Due to the pending completion of the previously announced sale of Advanstar Communications to Veronis Suhler Stevenson, the Company does not plan to hold a conference call to discuss financial results this quarter. However, as part of the company’s recently announced transaction with Veronis Suhler Stevenson, Citigroup Private Equity and New York Life Capital Partners, a lenders’ meeting will be held on the afternoon of Wednesday, May 9, 2007. For further information, or to participate in this meeting, please contact Credit Suisse, at 212-325-2000

About Advanstar

Advanstar Communications Inc. (www.advanstar.com) is a leading worldwide media company providing integrated marketing solutions for the Fashion & Licensing, Life Sciences and Powersports industries.  Advanstar serves business professionals and consumers in these industries with its portfolio of 91 events, 66 publications and directories, 150 electronic publications and Web sites, as well as educational and direct marketing products and services.  Market leading brands and a commitment to delivering innovative, quality products and services enables Advanstar to “Connect Our Customers With Theirs.” Advanstar has approximately 1,000 employees and currently operates from multiple offices in North America and Europe.

Business Risks

The statements contained in this press release and our other oral and written statements that are not historical in nature are forward-looking statements that involve risks and uncertainties. Management of Advanstar believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Advanstar’s business.  However, there can be no assurance that they in fact will be realized. Numerous factors may affect Advanstar’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of Advanstar including such factors listed from time to time in Advanstar’s reports filed with the Securities and Exchange Commission including the factors described in Advanstar’s Form 10-K (333-57201) filed April 2, 2007 under the heading “Risk Factors.” Advanstar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In this press release Advanstar discloses various non-GAAP financial measures as defined by SEC Regulation G, including EBITDA and Adjusted EBITDA.  A reconciliation of the differences between the GAAP financial measures and the non-GAAP financial measures can be found at the end of this press release.

(Tables Follow)

Advanstar Communications Inc.

Statements of Operations

(Unaudited)

	Quarter Ended
	March 31,
	2007	2006

Revenue	$110,708	$106,578

Operating expenses:
Cost of production	22,584	22,139
Selling, editorial and circulation	32,189	32,695
General and administrative expenses	10,662	10,078
Restructuring charge	—	2,405
Depreciation and amortization	4,524	8,662
Total operating expenses	69,959	75,979

Operating income	40,749	30,599
Other income (expense):
Interest expense	(13,542)	(13,772)
Interest income	203	475
Other expense, net	(669)	(153)

Income from continuing operations before income taxes	26,741	17,149
Provision for income taxes	1,950	1,999

Income from continuing operations	24,791	15,150

Loss from operations of discontinued businesses, net of income taxes	(7)	(74)
Net income	$24,784	$15,076

The following table reconciles EBITDA and Adjusted EBITDA to cash flows provided by operating activities for each period presented:

	Quarter Ended
	March 31,
	2007	2006

Adjusted EBITDA	$45,273	$41,666
Restructure charge	—	(2,405)
EBITDA	45,273	39,261
Depreciation and amortization	(4,524)	(8,662)
Operating income	40,749	30,599

Interest expense, net	(13,339)	(13,297)
Other expense, net	(669)	(153)
Provision for income taxes	(1,950)	(1,999)
Loss from operations of discontinued businesses	(7)	(74)
Net income	24,784	15,076
Depreciation and amortization	4,524	8,662
Deferred income taxes	1,939	1,949
Other non-cash items	960	1,558
Changes in operating assets and liabilities	(54,364)	(13,404)
Net cash (used in) provided by operating activities	$(22,157)	$13,841

Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use non-GAAP measures, such as EBITDA and Adjusted EBITDA which are derived from results based on GAAP.  The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for results prepared in accordance with GAAP.

We define “EBITDA” as operating income or loss plus amortization and depreciation.  We define “Adjusted EBITDA” as operating income or loss plus amortization, depreciation, compensation expense related to acquisition earn-out payments, restructuring and other special charges.  EBITDA and Adjusted EBITDA are key liquidity measures but should not be construed as alternatives to cash flows from operating activities or operating income (as determined in accordance with GAAP) or as measures of our profitability or performance. We provide information about EBITDA and Adjusted EBITDA because we believe they are a useful way for us and our investors to measure our ability to satisfy cash needs, including interest payments on our debt, taxes and capital expenditures.  GAAP requires us to provide information about cash flow generated from operations.  However, GAAP cash flow from operations is reduced by the amount of interest and tax payments and also takes into account changes in net current liabilities (e.g., changes in working capital) that do not impact net income.  Because changes in working capital can reverse in subsequent periods, and because we want to provide information about cash available to satisfy interest and income tax expense (by showing our cash flows before deducting interest and income tax expense), we are also presenting EBITDA and Adjusted EBITDA information.  Our definitions of EBITDA and Adjusted EBITDA do not take into account our working capital requirements, debt service requirements or other commitments.  Accordingly, EBITDA and Adjusted EBITDA are not necessarily indicative of amounts of cash that may be available to us for discretionary purposes.  Our method of computing EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, our existing Credit Facility and indenture agreements use EBITDA in the calculation of key financial ratios, which impact the amount of indebtedness we are permitted to incur.  The definition of EBITDA in our existing Credit Facility and indenture agreements is based, in part, on our EBITDA and includes other adjustments described in our credit agreement.

For more information, please contact:

Ted Alpert

Chief Financial Officer

Advanstar Communications

818.227.4082

or

Leigh Parrish

Financial Dynamics for Advanstar Communications

212.850.5651